Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Mid-Southern Bancorp, Inc.’s Registration Statement on Form S-8 (Nos. 333-226919 and 333-238774) of our report dated March 26, 2021 on the consolidated balance sheet of Mid-Southern Bancorp, Inc. as of December 31, 2020, and the consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the year ended December 31, 2020, contained in this Annual Report on Form 10-K for Mid-Southern Bancorp, Inc. for the year ended December 31, 2021.

/s/ Monroe Shine & Co., Inc.

New Albany, Indiana
March 25, 2022